Exhibit 3.1

Execution Version

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PERMIAN RESOURCES CORPORATION

May 22, 2024

Permian Resources Corporation (f/k/a Centennial Resources Development, Inc.), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Permian Resources Corporation”.

2. The original Certificate of Incorporation of the Corporation (f/k/a Rockstream Corp.) was filed with the Secretary of State of the State of Delaware on November 4, 2015 (the “Original Certificate”). A Certificate of Amendment to the Original Certificate was filed with the Secretary of State of the State of Delaware on November 12, 2015 to change the name of the Corporation to Silver Run Acquisition Corporation (together with the Original Certificate, the “Amended Certificate”).

3. An Amended and Restated Certificate of Incorporation, which amended and restated the Amended Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 23, 2016 (the “Amended and Restated Certificate”).

4. A Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amended and restated the Amended and Restated Certificate in its entirety and reflected a name change of the Corporation to Centennial Resource Development, Inc., was filed with the Secretary of State of the State of Delaware on October 11, 2016.

5. A Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate”), which amended and restated the Second Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on May 1, 2019.

6. A Fourth Amended and Restated Certificate of Incorporation (the “Fourth Amended and Restated Certificate”), which amended and restated the Third Amended and Restated Certificate in its entirety, was filed with the Secretary of the State of Delaware on September 1, 2022.

7. This Fifth Amended and Restated Certificate of Incorporation (the “Fifth Amended and Restated Certificate”), which amends and restates the Fourth Amended and Restated Certificate in its entirety, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by the Corporation’s stockholders in accordance with Section 212 of the DGCL.

8. This Fifth Amended and Restated Certificate shall become effective upon filing with the Secretary of State of the State of Delaware.

9. The text of the Fourth Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

NAME

The name of the corporation is Permian Resources Corporation.

ARTICLE II.

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III.

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV.

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,501,000,000 shares, consisting of (a) 1,500,000,000 shares of common stock (the “Common Stock”), consisting of (i) 1,000,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 500,000,000 shares of Class C Common Stock (the “Class C Common Stock”), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class C Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fifth Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class C Common Stock.

(i) Permitted Owners. Shares of Class C Common Stock may be issued only to, and registered in the name of, the Permitted Class C Owners (as defined below). As used in this Fifth Amended and Restated Certificate, (i) “Permitted Class C Owners” means the “Members” as defined in the LLC Agreement (as defined below) and (ii) “Common Unit” means a membership interest in Permian Resources Operating, LLC (formerly known as Centennial Resource Production, LLC), a Delaware limited liability company or any successor entities thereto (the “LLC”), authorized and issued under its Seventh Amended and Restated Limited Liability Company Agreement, dated as of November 1, 2023, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in the LLC Agreement as in effect as of the effective time of this Fifth Amended and Restated Certificate.

(ii) Voting. Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class C Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Fifth Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class C Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class C Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class C Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class C Common Stock shall, to the extent required by law, be given to those holders of Class C Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class C Common Stock to take the action were delivered to the Corporation.

(iii) Dividends. Notwithstanding anything to the contrary in this Fifth Amended and Restated Certificate, other than as set forth in Section 4.3(d), dividends shall not be declared or paid on the Class C Common Stock.

(iv) Transfer of Class C Common Stock

(1) (1) A Permitted Class C Owner may surrender shares of Class C Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class C Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(2) A Permitted Class C Owner may transfer shares of Class C Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.3(b)(iv)(2) are referred to as the “Restrictions.”

(3) Any purported transfer of shares of Class C Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class C Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.3(b)(iv) for determining whether any transfer or acquisition of shares of Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.3(b)(iv). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class C Common Stock.

(6) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class C Common Stock in violation thereof.

(v) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class C Common Stock.

(1) To the extent that any Permitted Class C Owner exercises its rights pursuant to the LLC Agreement to have its Common Units redeemed by the LLC in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such Permitted Class C Owner, the Corporation shall cancel for no consideration a number of shares of Class C Common Stock registered in the name of the redeeming or exchanging Permitted Class C Owner equal to the number of Common Units held by such Permitted Class C Owner that are redeemed or exchanged in such redemption or exchange transaction. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Common Units for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of Common Units pursuant to the LLC Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class C Common Stock shall cease to be held by a registered holder of Common Units, such share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any Permitted Class C Owner be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (B) in the event that one or more of the Common Units held by a Permitted Class C Owner ceases to be held by such holder (other than as a result of a transfer of one or more Common Units together with an equal number of shares of Class C Common Stock as permitted by the LLC Agreement), a corresponding number of shares of Class C Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation and (C) in the event that no Permitted Class C Owner owns any Common Units that are redeemable pursuant to the LLC Agreement, then all shares of Class C Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

(vi) Restrictive Legend. All certificates or book entries representing shares of Class C Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PERMIAN RESOURCES CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(vii) Amendment. At any time when there are no longer any shares of Class C Common Stock outstanding, this Fifth Amended and Restated Certificate automatically shall be deemed amended to delete this Section 4.3(b).

(viii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class C Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Class A Common Stock and Class C Common Stock. In no event shall the shares of either Class A Common Stock or Class C Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(e) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class C Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class C Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V.

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Fifth Amended and Restated Certificate or the Second Amended and Restated Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Fifth Amended and Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, shall be fixed from time to time in the manner provided in the Bylaws.

(b) Subject to the other provisions of this paragraph and Section 5.5, all directors shall be elected annually, and at each annual meeting of stockholders, each director shall be elected for a term of office to expire at the next annual meeting of stockholders after such director’s election.

(c) Subject to Section 5.5, a director shall hold office until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

(e) Except as otherwise required by law or this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), at all duly called or convened meetings of stockholders, at which a quorum is present, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with any abstentions or broker non-votes not counted as a vote cast either for or against that nominee’s election); provided, however, that a plurality of the votes cast shall be sufficient to elect a director at any duly called or convened meeting of stockholders, at which a quorum is present, if the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the annual meeting of stockholders for the year in which his or her term expires and such director’s successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Section 5.4 Removal. Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Fifth Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE VI.

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII.

MEETINGS OF STOCKHOLDERS;

ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Fifth Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII.

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director and Officer Liability. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence, or the adoption of any provision of this Fifth Amended and Restated

Certificate inconsistent with this Section 8.1, shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Fifth Amended and Restated Certificate to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Fifth Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Fifth Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX.

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Fifth Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X.

AMENDMENT OF THIS FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Fifth Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Fifth Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Fifth Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI.

EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the

Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Fifth Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

By:	/s/ John C. Bell
Name: John C. Bell
Title: Executive Vice President and General Counsel

[Signature Page to Fifth Amended and Restated Certificate of Incorporation]